ASSIGNMENT OF NOTE

THIS ASSIGNMENT is entered into effective this 30th day of September, 2013 by and between Global Casinos, Inc., a Utah corporation ("Assignor") and Gemini Gaming, LLC, a Colorado limited liability company ("Assignee").

WITNESSETH

WHEREAS, Casinos U.S.A. Inc executed a Promissory Note originally payable to Astraea Investment Management, LP (“Astraea”) in the principal amount of Seven Hundred Eighty-Three Thousand One Hundred Three and 56/100 Dollars ($783,103.56)(“the Note”); and

WHEREAS, the current outstanding principal balance and unpaid interest due on the Note is $720,211.91; and,

WHEREAS, the Note is secured by a Deed of Trust dated January 17, 1997 and recorded April 1, 1997 in Book 617 at Page 464 in the real property records of Gilpin County, Colorado, reference to which is here made; and

WHEREAS, the Note and the interests of Astraea in the above-referenced Deed of Trust were assigned by Astraea to Assignor by an “Assignment of Deed of Trust” made effective November 30, 2009 and filed in the office of the Clerk & Recorder for Gilpin County, Colorado on December 7, 2009 at Reception No. 140555; and

WHEREAS, Assignee desires to now acquire the Note and Assignor desires to transfer all of its right, title and interest in and to the Note to Assignee.

NOW THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.

Assignment.

For good and valuable consideration and, in connection with the consummation of that certain Amended and Restated Split-Off Agreement between Assignor and Assignee dated as of May 2, 2013 (the “Split-Off Agreement”) as of the effective date referenced above, Assignor hereby assigns, transfers and conveys to Assignee any and all of Assignor's right, title and interest in and to the Note, and the right to collect all sums due thereunder.  Hereafter, Assignor disclaims any further interest in the Note.  In conjunction with the assignment, Assignor represents and warrants that:

 (i)

Assigner is the owner and holder of the Note; and

(ii)

Assignor has the right, power and authority to execute this Assignment; and

(iii)

Except as reflected above, the Note has not been amended or modified; and

(iv)

That no act or omission on the part of the Maker of the Note has occurred, which would constitute a default under the Note.

2.

Acceptance and Indemnification.  Assignee hereby accepts the foregoing assignment and transfer and promises to observe and perform all services and obligations required under the Note accruing on or after the Assignment Date or otherwise attributable to the period commencing on said date and continuing thereafter for so long as the Note remains in full force and effect.  Assignee shall indemnify, defend and hold harmless Assignor, its affiliates, agents and assigns, from any and all claims, demands, actions, causes of action, suits, proceedings, damages, liabilities, costs and expenses of every nature whatsoever, including attorneys' fees, which arise from or relate to the Note on or after the Assignment Date.

3.

Binding Effect.  This Agreement shall be binding upon the parties hereto, their successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Assignment as of the date first above written.

ASSIGNOR:

GLOBAL CASINOS, INC.

By:

/s/ Clifford L. Neuman

Clifford L. Neuman, its President

ASSIGNEE:

GEMINI GAMING, LLC

By:

/s/ Clifford L. Neuman

Clifford L. Neuman, its Manager

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